Exhibit 99.1

Contact:
Michael Ostrach
Chief Business and Principal Financial Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS AND

SAFETY AND PHARMACODYNAMIC RESULTS FOR ASTHMA AND LUPUS DRUG CANDIDATES

BERKELEY, CA – August 7, 2014 – Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the second quarter ended June 30, 2014 and pharmacodynamic and safety results from clinical studies of its asthma drug candidate partnered with AstraZeneca and its systemic lupus erythematosus (SLE) drug candidate partnered with GlaxoSmithKline.

Second quarter 2014 financial results

Dynavax had $154.3 million in cash, cash equivalents and marketable securities as of June 30, 2014. Total operating expenses for the quarter ended June 30, 2014 of $27.9 million increased by $10.4 million compared to the quarter ended March 31, 2014 as a result of the initiation of HBV-23 and significant subject enrollment in this pivotal phase 3 trial during the quarter.

“We are very pleased with our progress on HBV-23,” said Eddie Gray, Chief Executive Officer of Dynavax. “HEPLISAV-B will, if approved, provide patients a valuable alternative to currently available vaccines, and we are committed to bringing this important product to the market. In parallel, we are developing our pipeline to take full advantage of our platform and expertise in TLR immune modulation.”

In April 2014, Dynavax initiated HBV-23, a large safety and immunogenicity study of its investigational adult hepatitis B vaccine. The study was designed to provide a sufficiently-sized safety database for the U.S. Food and Drug Administration to complete its review of the HEPLISAV-B Biologics License Application.  It is being conducted at 40 sites in the U.S. and will include approximately 8,250 subjects.  Dynavax expects that all HBV-23 study subjects will be enrolled by the end of 2014 and all follow-up visits will be completed by the fourth quarter of 2015.

Safety and pharmacodynamic results for asthma and SLE drug candidates

In a Phase 1 study, 4 weekly doses of a TLR9 agonist, AZD1419, or placebo were delivered by inhalation to 45 healthy volunteers. Ascending doses up to 15.4 mg/week for 4 weeks were well tolerated and no serious adverse events were observed in treated subjects. Secondary endpoints assessing pharmacodynamics were met, with dose-dependent induction of interferon-regulated genes in sputum and blood cells. Based on these results, Dynavax and its collaboration partner, AstraZeneca, are evaluating protocols for a clinical trial in patients with asthma.

In a Phase 1b/2a study, the safety and pharmacodynamics of a bifunctional TLR7 and TLR9 inhibitor, DV1179, were assessed in 52 SLE patients screened for elevated expression of interferon-regulated genes. DV1179 did not meet the primary or secondary pharmacodynamic endpoints related to reduction in interferon alpha-regulated genes. Doses up to 60 mg/week for 8 weeks were well tolerated.  The most common adverse events were injection site reactions. GlaxoSmithKline will review the data package and determine whether to exercise its option to license DV1179.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology. Dynavax's lead product candidate is HEPLISAV-B, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

Forward-Looking Statements

This press release contains "forward-looking" statements, including expectations for the conduct, timing and sufficiency of an additional clinical trial for HEPLISAV-B and plans to continue clinical development of AZD1419. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and review and approval of HEPLISAV-B and our process for its manufacture can occur without significant delay or additional studies; whether our studies and manufacturing efforts are sufficient to support registration for commercialization of HEPLISAV-B in either or both of the US and Europe; the timing for and costs of achieving the size of the safety database; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process, including whether a US or European licensure application will be approved; our ability to obtain additional financing to support the development and commercialization of HEPLISAV-B and our other operations; possible claims against us, including enjoining sales of HEPLISAV-B, based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Month Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Collaboration revenue	$2,031	$1,356	$4,404	$2,239
Grant revenue	1,007	1,395	2,132	2,155
Service and license revenue	10	641	10	1,083
Total revenues	3,048	3,392	6,546	5,477

Operating expenses:
Research and development	23,639	12,805	36,870	26,969
General and administrative	4,085	7,636	8,242	16,436
Unoccupied facility expense	178	-	255	-
Total operating expenses	27,902	20,441	45,367	43,405

Loss from operations	(24,854)	(17,049)	(38,821)	(37,928)

Interest income	55	54	120	126
Interest expense	-	(27)	-	(59)
Other income (expense)	22	(142)	84	(128)

Net loss	$(24,777)	$(17,164)	$(38,617)	$(37,989)

Basic and diluted net loss per share	$(0.09)	$(0.09)	$(0.15)	$(0.21)

Shares used to compute basic and diluted net loss per share	262,861	182,913	262,863	182,934

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	June 30,	December 31,
	2014	2013
Assets
Cash, cash equivalents and marketable securities	$154,313	$189,376
Property and equipment, net	8,789	8,706
Goodwill	2,557	2,579
Other assets	7,806	3,961
Total assets	$173,465	$204,622

Liabilities and stockholders’ equity
Deferred revenues	$8,294	$7,298
Other liabilities	14,501	11,030
Total liabilities	22,795	18,328
Stockholders’ equity	150,670	186,294
Total liabilities and stockholders’ equity	$173,465	$204,622